Exhibit 7

November 23, 2021

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.

Washington, DC 20549

Re: Long Mall Internet Technology Company Limited
Commission File Number 333-250105

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Long Mall Internet Technology Company Limited in Item 4.02 of its Form 8-K dated November 23, 2021 and captioned “Non-reliance on Previously Issued Financial Statements.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Wei, Wei & Co., LLP
Wei, Wei & Co., LLP
Flushing, New York